UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number   333-121605-04

                      MERRILL LYNCH MORTGAGE INVESTORS INC.
             (Exact name of registrant as specified in its charter)


 World Financial Center North Tower, 250 Vesey Street, Floor 10, New York,
                          NY  10281-1310, (212)-449-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


               Specialty Underwriting and Residential Finance Trust
             Mortgage Loan Asset-Backed Certificates, Series 2005-BC1 (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate  number of holders of record as of the  certification  or notice
date:    less than 300 holders

     Pursuant to the requirements of the Securities Exchange Act of 1934, Merrill Lynch Mortgage Investors Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

               By:    JPMorgan Chase Bank, N.A. as Trustee for:

                      Specialty Underwriting and Residential Finance Trust Mortgage Loan Asset-Backed Certificates, Series 2005-BC1

               By:    /s/ Andrew Cooper
                       --------------------------------------------------
               Name:  Andrew Cooper
               Title: Assistant Vice President

               Date:  January 26, 2006